UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2012

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA  98101-1693
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A ("Amended 8-K Report") is being filed to amend Item 5.02 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2011 (the "Form 8-K Report"), which reported the appointment of Michael L. Wilson as President and Chief Executive Office of the Federal Home Loan Bank of Seattle (the "Seattle Bank") effective January 30, 2012. This Amended 8-K Report reflects that on January 30, 2012, the Seattle Bank entered into an employment agreement with Mr. Wilson, effective as of the same date. The Form 8-K Report is hereby amended to restate this item as set forth herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Election of Certain Officers; Compensatory Arrangements of Certain Officers
On December 15, 2011, the Seattle Bank announced the appointment of Michael L. Wilson, age 54, as the Seattle Bank's President and Chief Executive Officer, effective January 30, 2012, on which date he took office. Mr. Wilson was previously Executive Vice President and Chief Business Officer for the Federal Home Loan Bank of Des Moines (the “Des Moines Bank”) where his management responsibilities include member-facing functions (including credit and mortgage sales, member financial services, and community investment), and human resources. Mr. Wilson had been with the Des Moines Bank since August 2006. Prior to joining the Des Moines Bank, Mr. Wilson had served as Senior Executive Vice President and Chief Operating Officer of the Federal Home Loan Bank of Boston (the “Boston Bank”) since August 1999, and had served in other senior leadership roles with the Boston Bank since 1994.
 Neither Mr. Wilson nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Seattle Bank.
 Mr. Wilson succeeds Steven R. Horton, who served as the Bank's Acting President and Chief Executive Officer from October 25, 2010 before retiring effective November 18, 2011.
Employment Agreement with Michael L. Wilson
On January 30, 2012, the Seattle Bank entered into an employment agreement with Mr. Wilson, effective as of the same date. The initial term of the employment agreement is for two years, beginning January 30, 2012, and the agreement may be renewed for successive one-year periods as mutually agreed to by Mr. Wilson and the Seattle Bank. The employment agreement provides for an annual base salary of $570,000, unless lowered as part of a cost reduction plan applicable to the Seattle Bank's senior executive officers, and payable in accordance with the Seattle's Bank's payroll and compensation practices. Mr. Wilson's salary will be reviewed annually at the end of each calendar year.
Mr. Wilson is eligible to participate in the Seattle Bank's annual and long-term incentive compensation programs, which provide for cash bonuses on the achievement of performance measures over a one-year period and a three-year period, respectively. The target bonus applicable under the annual and long-term incentive compensation plans in effect for any given year will not be set lower than 20 percent and 30 percent, respectively, of Mr. Wilson's base salary, except as a result of a Board of Directors decision applicable to the Seattle Bank's senior executive officers.
Mr. Wilson is also eligible to participate in the Seattle Bank's employee benefit plans, including the qualified defined benefit program by virtue of having been a participant in the Federal Home Loan Bank System's Pentegra defined benefit program since 1994, the Seattle Bank's 401(k) plan, and the Seattle Bank's retirement and thrift benefit equalization plans. Mr. Wilson is entitled to four weeks' paid vacation per year.
Mr. Wilson is entitled to reimbursement of relocation expenses up to a maximum of $125,000. Mr. Wilson is also entitled to paid membership in one private health or social club, annual financial planning services not to exceed $3,500, a car allowance of $750 per month, and paid monthly parking.

Mr. Wilson's employment agreement will be terminated upon the occurrence of any one of the following events:
•his death;

•	his incapacitation from illness, accident, or other disability, and inability to perform his normal duties for a period of one hundred eighty consecutive days, upon thirty days written notice;

•	the expiration of the term of the employment agreement, or any extension or renewal thereof;

•	for cause;

•	by Mr. Wilson, for good reason; or

•	other than for cause or good reason, upon sixty days written notice to either the Seattle Bank or Mr. Wilson.
If Mr. Wilson's employment is terminated for cause or by Mr. Wilson without good reason, he is entitled to receive his base salary through the date of termination, plus any accrued but unpaid awards under the annual and deferred components of the Seattle Bank's incentive compensation plans, all accrued but unused vacation through his termination date, and all other vested benefits under the terms of the Seattle Bank's employee benefit plans (collectively, the "Accrued Compensation"). If Mr. Wilson is terminated without cause or Mr. Wilson terminates for good reason, in addition to the Accrued Compensation, he is entitled to receive severance pay equal to one times his base salary in effect at the date of termination and Seattle Bank-paid premiums for medical and dental insurance for a period of 18 months. If Mr. Wilson is terminated without cause or Mr. Wilson terminates for good reason within twelve months following a change in control, he is entitled to receive the Accrued Compensation, plus severance pay equal to two time his base salary in effect at the date of termination and Seattle Bank-paid premiums for medical and dental insurance for a period of 18 months.
The foregoing description of the employment agreement is qualified in its entirety by reference to the complete text of the employment agreement, which is included as Exhibit 10.1 to this Form 8-K/A.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
	10.1	Employment Agreement between the Federal Home Loan Bank of Seattle and Michael L. Wilson, dated and effective January 30, 2012.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: February 2, 2012	By: /s/ Vincent L Beatty
Senior Vice President, Chief Financial Officer and Acting Chief Operating Officer

Exhibit Listing

Exhibit	Description
10.1	Employment Agreement between the Federal Home Loan Bank of Seattle and Michael L. Wilson, dated and effective January 30, 2012.